                                                                                                                EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Numbers 333-124310, 333-109182, and 333-114075) of Caterpillar Financial Services Corporation of our report dated February 21, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of reclassifications of 2005, 2004 and 2003 amounts for reportable segments as discussed in Note 16 as to which the date is November 13, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Peoria, Illinois
November 13, 2006